Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Albany Molecular Research, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-80477 and No. 333-91423) on Form  S-8 of Albany Molecular Research, Inc. of our reports dated March 13, 2008, with respect to the consolidated balance sheets of Albany Molecular Research, Inc. and subsidiaries as of December 31, 2007 and 2006, the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007, annual report on Form 10-K of Albany Molecular Research, Inc. and subsidiaries. Our report on the consolidated financial statements refers to changes in the method of accounting for share-based payments and pension and other post retirement benefit obligations in 2006.

 /s/ KPMG LLP

Albany, New York

March 13, 2008